UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14C

(Rule 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

(Amendment No.  )

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EQ ADVISORS TRUST

(Name of Registrant as Specified in Its Charter)

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EQUITABLE INVESTMENT MANAGEMENT GROUP, LLC

1345 AVENUE OF THE AMERICAS

NEW YORK, NEW YORK 10105

EQ ADVISORS TRUST

INFORMATION STATEMENT DATED SEPTEMBER 4, 2026

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY

The purpose of this Information Statement is to provide you with information about a new investment sub-adviser for an actively managed portion of the EQ/Large Cap Growth Managed Volatility Portfolio (“Portfolio”). The Portfolio is a series of EQ Advisors Trust (“Trust”). The information in this document should be considered to be an Information Statement for purposes of Schedule 14C under the Securities Exchange Act of 1934, as amended. You may obtain a copy of the Trust’s Prospectus or Statement of Additional Information, or its most recent Annual or Semi-Annual Report, free of charge, by writing to the Trust at 1345 Avenue of the Americas, New York, New York 10105, by calling 1-877-222-2144, or by visiting the Trust’s website at www.equitable-funds.com.

Equitable Investment Management Group, LLC (“EIM” or “Adviser”) serves as the Investment Adviser of the Trust; Equitable Investment Management, LLC (“Administrator”) serves as the Administrator of the Trust; and Equitable Distributors, LLC (“Distributor”) serves as the Distributor for the Trust’s shares. EIM, the Administrator, and the Distributor are located at 1345 Avenue of the Americas, New York, New York 10105. EIM has received from the Securities and Exchange Commission (“SEC”) an exemptive order to permit EIM to hire, terminate and replace investment sub-advisers for the Trust (“Sub-Advisers”) and to enter into investment sub-advisory agreements between EIM and the Sub-Advisers solely with the approval of the Trust’s Board of Trustees (“Board”), subject to certain conditions, and without obtaining shareholder approval, provided a Sub-Adviser is not an affiliate of EIM. These conditions require, among other things, that shareholders be notified of the appointment of a new Sub-Adviser within 90 days of the effective date of the Sub-Adviser’s appointment. This Information Statement provides such notice of the appointment of a New Sub-Adviser (defined below) and the approval of a New Agreement (defined below) with respect to the Portfolio.

At an in-person meeting of the Board held on June 16-18, 2026 (“June 2026 Meeting”), the Board, including the Trustees who are not “interested persons” (as that term is defined in the Investment Company Act of 1940, as amended (“1940 Act”)) of the Trust, the Adviser, the Administrator, the Sub-Advisers or the Distributor (“Independent Trustees”), considered and unanimously approved the Adviser’s proposal to: (1) terminate the Investment Sub-Advisory Agreement between EIM and Polen Capital Management, LLC (“Polen”) dated July 16, 2020, with respect to the Portfolio (“Old Agreement”)1, and (2) approve a new Investment

1 At an in-person meeting of the Board held on July 22-23, 2025, the Board considered and approved the continuation of the Old Agreement with respect to the Portfolio for an additional one-year period through August 31, 2026, in connection with the annual renewal of the Old Agreement. Westfield became the New Sub-Adviser to the Portfolio effective on or about June 26, 2026.

Sub-Advisory Agreement between EIM and Westfield Capital Management Company, L.P. (“Westfield” or “New Sub-Adviser”) with respect to the Portfolio, in connection with which Westfield would replace Polen as the Sub-Adviser to a portion of the Portfolio that is actively managed (“Allocated Portion”). In this regard, the Board noted that Westfield currently serves as an investment sub-adviser for an active allocated portion of another portfolio of the Trust (i.e., the Multimanager Aggressive Equity Portfolio) using the same strategy as that proposed for the Allocated Portion, pursuant to an existing Investment Sub-Advisory Agreement between EIM and Westfield dated July 16, 2020, with respect to that portfolio, and that the Portfolio would be added, by amendment, to that existing agreement (“New Agreement”). Under the New Agreement, Westfield will implement its Large Cap Growth Equity strategy in managing the Allocated Portion of the Portfolio. Westfield is not an affiliate of EIM.

The Adviser’s proposal to appoint Westfield as a Sub-Adviser to the Portfolio was based on several factors, including an evaluation of other potential sub-advisers and the strategies they manage within the large cap growth segment of the market; the Adviser’s extensive due diligence conducted in connection with the proposed appointment; Westfield’s experience and performance track record managing the Large Cap Growth Equity strategy proposed for the Portfolio; the Adviser’s familiarity with, and confidence in, Westfield in managing the same strategy for another portfolio of the Trust, as noted above; and a determination that Westfield’s investment strategy would complement the investment strategies of the Portfolio’s other Sub-Advisers. Loomis, Sayles & Company, L.P. and J.P. Morgan Investment Management Inc. are the Sub-Advisers to other portions of the Portfolio that are actively managed, and BlackRock Investment Management, LLC is the Sub-Adviser to the portion of the Portfolio that seeks to track the performance of an index.

Factors Considered by the Board

In reaching its decision to approve the New Agreement with respect to the Portfolio, the Board considered the overall fairness of the New Agreement and whether the New Agreement was in the best interests of the Portfolio and its investors. The Board further considered all factors it deemed relevant with respect to the Portfolio and the New Agreement, including: (1) the nature, quality and extent of the overall services to be provided to the Portfolio by the New Sub-Adviser; (2) comparative performance information; (3) the level of the proposed sub-advisory fee relative to fees of comparable funds; (4) the estimated impact of the proposed change in Sub-Adviser on the profitability realized by the Adviser and its affiliates; (5) economies of scale that may be realized by the Portfolio; and (6) “fall out” benefits that may accrue to the New Sub-Adviser and its affiliates (that is, indirect benefits that the New Sub-Adviser or its affiliates would not receive but for the relationship with the Portfolio).

In reaching its decision to approve the New Agreement with respect to the Portfolio at the June 2026 Meeting, the Board also noted that, in connection with the 2026 annual renewal process, which extends over the June 2026 Meeting and a regular meeting of the Board being held on July 15-16, 2026, the Board was conducting, at that same June 2026 Meeting, a portion of its annual review of the existing Investment Sub-Advisory Agreement between the Adviser and Westfield with respect to the Multimanager Aggressive Equity Portfolio.

In connection with its deliberations, the Board took into account information requested by the Independent Trustees and prepared by the Adviser and the New Sub-Adviser, including memoranda and other materials addressing the factors set out above, which were provided to the Trustees prior to and during the meeting. The information provided to the Trustees described, among other things, the services to be provided by the New Sub-Adviser, as well as the New Sub-Adviser’s investment personnel, proposed sub-advisory fee, performance information, and other matters. The Board also took into account information, including information relating to the New Sub-Adviser, provided to the Trustees at prior Board and committee meetings, including Westfield’s presentation to a sub-group of the Board’s Investment Committee during the committee’s meeting held on April 16, 2026. The Board also considered the Adviser’s familiarity with, and confidence in, the New Sub-Adviser, and the results of the Adviser’s due diligence. The Board considered that the Adviser had conducted extensive due diligence on the New Sub-Adviser from an investment management, operational and compliance perspective, and the Board had received materials including the Adviser’s due diligence questionnaire indicating the New Sub-Adviser’s responses to the Adviser’s due diligence questions. The Board also noted the Adviser’s familiarity with the New Sub-Adviser’s operational and compliance structure as the New Sub-Adviser currently serves as an investment sub-adviser with respect to another portfolio of the Trust, as noted above.

The Independent Trustees were assisted by independent legal counsel prior to and during the meeting at which they approved the New Agreement with respect to the Portfolio and during their deliberations regarding the New Agreement and received from legal counsel materials outlining, among other things, their fiduciary duties and the legal standards applicable to their consideration of the New Agreement. During the meeting, the Trustees met with senior representatives of the Adviser to discuss the New Agreement and the information provided. The Independent Trustees also met in executive session with their independent legal counsel during the meeting to discuss the New Agreement and the information provided and consider their responsibilities under applicable law.

In considering the New Agreement, the Board members did not identify any particular factor or information that was all-important or controlling, and each Trustee may have given different weights to different factors and, thus, each Trustee may have had a different basis for his or her decision. The Board also took into account the Adviser’s recommendation to approve the New Agreement. In approving the New Agreement with respect to the Portfolio, each Trustee, including the Independent Trustees, after considering all factors and information they deemed relevant, reached a determination, with the assistance of Independent Trustees’ counsel and fund counsel and through the exercise of their own business judgment, that the proposed sub-advisory fee for the Portfolio was fair and reasonable and that the approval of the New Agreement was in the best interests of the Portfolio and its investors. Although the Board gave attention to all information provided, the following discusses some of the primary factors and information it deemed relevant to its decision to approve the New Agreement with respect to the Portfolio.

The Board evaluated the nature, quality and extent of the overall services to be provided to the Portfolio and its investors by the New Sub-Adviser. In addition to the investment performance and fee information discussed below, the Board considered the New Sub-Adviser’s responsibilities with respect to the Allocated Portion pursuant to the New Agreement, and the New Sub-Adviser’s experience in serving as an investment adviser or sub-adviser for funds and accounts similar to the Allocated Portion, including the allocated portion of the Multimanager Aggressive Equity Portfolio.

The Board considered that, subject to the oversight of the Adviser, the New Sub-Adviser would be responsible for making investment decisions with respect to the Allocated Portion; placing with brokers or dealers orders for the purchase and sale of investments for the Allocated Portion; and performing certain related administrative functions. The Board also considered information regarding the New Sub-Adviser’s process for selecting investments for the Allocated Portion, as well as information regarding the qualifications and experience of the New Sub-Adviser’s portfolio managers who would provide services to the Allocated Portion. In this regard, the Board considered that the same Westfield portfolio managers who are primarily responsible for managing Westfield’s allocated portion of the Multimanager Aggressive Equity Portfolio would also manage the Allocated Portion. The Board also considered information regarding the New Sub-Adviser’s procedures for executing portfolio transactions for the Allocated Portion and the New Sub-Adviser’s policies and procedures for selecting brokers and dealers. In addition, the Board considered information regarding the New Sub-Adviser’s trading experience and received information regarding how the New Sub-Adviser would seek to achieve “best execution” on behalf of the Allocated Portion. The Board’s conclusion regarding the nature, quality and extent of the overall services to be provided by the New Sub-Adviser also was based, in part, on the Board’s experience and familiarity with Westfield serving as an investment sub-adviser for an allocated portion of the Multimanager Aggressive Equity Portfolio and on periodic reports provided to the Board regarding the services provided by Westfield to that portfolio. The Board also noted its general satisfaction with the nature and quality of the services being provided by Westfield to that portfolio.

The Board also considered that the Trust’s compliance team had performed due diligence on the New Sub-Adviser from an operational and compliance perspective, noting the Adviser’s familiarity with the New Sub-Adviser’s operational and compliance structure as Westfield currently serves as a sub-adviser with respect to another portfolio of the Trust, as noted above, and that the Board had previously approved Westfield’s compliance program as well as Westfield’s code of ethics. The Board also considered the New Sub-Adviser’s representation that there were no material pending lawsuits, enforcement proceedings or regulatory investigations involving the New Sub-Adviser that would impact its ability to provide services to the Portfolio and received information regarding the New Sub-Adviser’s financial condition and history of operations and potential conflicts of interest in managing the Allocated Portion. In this regard, the Board also took into account materials regarding the policies and procedures adopted by the Adviser and the Trust to identify and mitigate actual and potential conflicts of interest.

The Board also received and reviewed performance data relating to the New Sub-Adviser’s management of a Large Cap Growth Equity composite and other funds and accounts (including, e.g., its allocated portion of the Multimanager Aggressive Equity Portfolio) with a similar investment strategy as that proposed for the Allocated Portion, as compared to an appropriate benchmark and peer group as well as Polen’s performance managing an active allocated portion of the Portfolio. The Board generally considered longer-term performance over a full market cycle (typically five years or longer) to be more important than short-term performance. The Trustees also noted that they had reviewed Westfield’s performance through their oversight of its management of its allocated portion of the Multimanager Aggressive Equity Portfolio since its appointment to that portfolio. The Board also considered the Adviser’s belief that the New Sub-Adviser’s Large Cap Growth Equity investment strategy would complement the investment strategies used by the other sub-advisers to the Portfolio. The Board also considered the New Sub-Adviser’s expertise, resources, proposed investment strategy, and personnel for managing the Allocated Portion.

Based on its review, the Board determined that the nature, quality and extent of the overall services to be provided by the New Sub-Adviser were appropriate for the Portfolio in light of its investment objective and, thus, supported a decision to approve the New Agreement.

The Board also considered the proposed sub-advisory fee for the New Sub-Adviser in light of the nature, quality and extent of the overall services to be provided by the New Sub-Adviser. In this regard, the Board noted that the proposed sub-advisory fee to be paid by the Adviser to Westfield with respect to the Portfolio under the New Agreement would be based on the same sub-advisory fee rate schedule paid by the Adviser to Polen under the Old Agreement, except that, under the New Agreement, the assets proposed to be managed by Westfield in the Portfolio would be aggregated with the assets managed by Westfield in the Multimanager Aggressive Equity Portfolio for purposes of calculating the sub-advisory fee.2 The Board noted that, at the current aggregated asset level, the sub-advisory fee rate to be paid by the Adviser to Westfield with respect to the Portfolio under the New Agreement is expected to be lower than the sub-advisory fee rate paid by the Adviser to Polen. In addition, the Board considered the relative levels of the sub-advisory fee to be paid to the New Sub-Adviser with respect to the Portfolio and the advisory fee to be retained by the Adviser in light of, among other factors, the nature and extent of responsibilities retained and risks assumed by the Adviser and not delegated to or assumed by the New Sub-Adviser. The Board also considered the proposed sub-advisory fee rate schedule in light of the fee rates that the New Sub-Adviser charges under advisory agreements with other comparable clients that utilize a Large Cap Growth Equity investment strategy. The Board further noted that the advisory fee rate paid by the Portfolio to the Adviser would not change as a result of the approval of the New Agreement.

The Board further noted that the Adviser, and not the Portfolio, would pay the New Sub-Adviser and that the proposed sub-advisory fee was negotiated between the New Sub-Adviser and the Adviser. Moreover, the Board noted that the Adviser generally is aware of the fees charged by sub-advisers to other clients and that the Adviser believes that the fee agreed upon with the New Sub-Adviser is reasonable in light of the nature, quality and extent of the investment sub-advisory services to be provided. Based on its review, the Board determined that the proposed sub-advisory fee for the New Sub-Adviser is fair and reasonable.

The Board also considered the estimated impact of the proposed sub-advisory fee on the profitability of the Adviser. With respect to the Portfolio, the Board noted that the appointment of Westfield is expected to have a positive impact on the Adviser’s annual profitability at the Portfolio’s current asset level. The Board acknowledged that, because the New Sub-Adviser’s fee would be paid by the Adviser, the Adviser is incentivized to negotiate a favorable fee. The

2 The Board also noted that, in connection with the proposal to appoint Westfield as the New Sub-Adviser to the Allocated Portion, the sub-advisory fee rate schedule that Westfield currently charges with respect to its allocated portion of the Multimanager Aggressive Equity Portfolio was proposed to be reduced and amended so that both the Allocated Portion and Westfield’s allocated portion of the Multimanager Aggressive Equity Portfolio would be subject to the same, aggregated fee rate schedule.

Adviser also advised the Board that it does not regard Sub-Adviser profitability as meaningful to its evaluation of the New Agreement. The Board acknowledged the Adviser’s view of Sub-Adviser profitability, noting the Board’s findings as to the reasonableness of the sub-advisory fee and that the fee to be paid to the New Sub-Adviser is the product of negotiations with the Adviser and reflects levels of profitability acceptable to the Adviser and the New Sub-Adviser based on the particular circumstances for each of them. The Board noted again that the New Sub-Adviser’s fee would be paid by the Adviser and not the Portfolio and that many responsibilities related to the advisory function are retained by the Adviser. In light of all the factors considered, the Board determined that the anticipated profitability to the Adviser remained within the reasonable range of profitability levels previously reported.

The Board also considered whether economies of scale would be realized as the Portfolio grows larger and the extent to which this is reflected in the proposed sub-advisory fee rate schedule with respect to the Portfolio. While recognizing that any precise determination is inherently subject to assumptions and subjective assessments, the Board noted that the proposed sub-advisory fee rate schedule for Westfield aggregates the assets proposed to be managed by Westfield in the Portfolio and the assets managed by Westfield in the Multimanager Aggressive Equity Portfolio. The Board also noted that the proposed sub-advisory fee rate schedule for Westfield includes a breakpoint that would reduce the sub-advisory fee rate when aggregate portfolio assets under the New Sub-Adviser’s management increase above a certain level. In this regard, the Board acknowledged that, at some levels, breakpoints in a sub-advisory fee rate schedule may result in savings to the Adviser and not to investors. The Board also noted that the aggregation of assets may result in the Portfolio reaching the breakpoint sooner than if the sub-advisory fee rate schedule did not aggregate assets, which also has the potential to benefit the Adviser. The Board considered these factors, and the relationship they bear to the fee structure charged to the Portfolio by the Adviser, and concluded that there would be a reasonable sharing of benefits from any economies of scale with the Portfolio.

The Board also considered possible “fall-out” benefits and other types of benefits that may accrue to the New Sub-Adviser, including the following. The Board recognized that the New Sub-Adviser currently serves as investment sub-adviser for another portfolio of the Trust, as noted above, and receives sub-advisory fees with respect to that portfolio. The Board considered that the New Sub-Adviser, through its position as the investment sub-adviser to the Portfolio, may engage in “soft dollar” transactions. The Board also noted that the New Sub-Adviser may benefit from greater exposure in the marketplace with respect to its investment process and from expanding its level of assets under management, and that the New Sub-Adviser may derive benefits from its association with the Adviser and other sub-advisers to the Portfolio. Based on its review, the Board determined that any “fall-out” benefits and other types of benefits that may accrue to the New Sub-Adviser are fair and reasonable.

Westfield became the New Sub-Adviser to the Portfolio effective on or about June 26, 2026.

Information Regarding the New Agreement

The terms of the New Agreement between EIM and Westfield are substantially similar to the terms of the Old Agreement between EIM and Polen. The new sub-advisory fee rate payable to Westfield by EIM with respect to the Portfolio under the New Agreement is described below. Pursuant to the New Agreement, Westfield is appointed by EIM to act as investment sub-adviser for the Portfolio and to manage the investment and reinvestment of the assets of the Allocated Portion of the Portfolio, subject to the direction, control and oversight of EIM and the Board. The New Agreement will remain in effect for an initial two-year term with respect to the Portfolio and thereafter only so long as the Board, including a majority of the Independent Trustees, specifically approves its continuance at least annually. The New Agreement can be terminated with respect to the Portfolio at any time, without the payment of any penalty, by the Board, including a majority of the Independent Trustees, or by the vote of a majority of the outstanding voting securities of the Portfolio, on 60 days’ written notice to EIM and Westfield, or by EIM or Westfield on 60 days’ written notice to the other party and the Trust. The New Agreement also terminates automatically in the event of its “assignment” (as that term is defined in the 1940 Act) or in the event that the Investment Advisory Agreement between EIM and the Trust is terminated for any reason. EIM (and not the Portfolio) is responsible for the payment of the sub-advisory fee to Westfield. The appointment of Westfield as Sub-Adviser will not result in a change to the investment advisory fee paid by the Portfolio to EIM.

The New Agreement generally provides that Westfield will not be liable for any losses, claims, damages, liabilities or litigation incurred by the Portfolio, the Trust or the Adviser as a result of any error of judgment, mistake of law, or other action or omission by Westfield, except that nothing in the New Agreement limits the liability of Westfield for any losses, claims, damages, liabilities or litigation directly resulting from (i) any willful misconduct, bad faith, reckless disregard or gross negligence of Westfield in the performance of any of its duties or obligations thereunder or (ii) any untrue statement of a material fact contained in the Trust’s Prospectus, Statement of Additional Information, proxy materials, reports, advertisements, sales literature or other materials pertaining to the Portfolio, the Trust or the Adviser, or the omission to state therein a material fact known to Westfield which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished by Westfield to the Adviser or the Trust.

Comparison of Sub-Advisory Fees

The sub-advisory fee payable by the Adviser to Westfield with respect to the Portfolio under the New Agreement is based on the same sub-advisory fee rate schedule paid by the Adviser to Polen under the Old Agreement, except that, under the New Agreement, the assets proposed to be managed by Westfield in the Portfolio are aggregated with the assets managed by Westfield in another portfolio of the Trust, as noted above, for purposes of calculating the sub-advisory fee. At the aggregated asset level, the sub-advisory fee rate to be paid by the Adviser to Westfield with respect to the Portfolio under the New Agreement is expected to be lower than the sub-advisory fee rate paid by the Adviser to Polen with respect to the Portfolio under the Old Agreement. For the fiscal year ended December 31, 2025, EIM paid Polen a sub-advisory fee rate of 0.39% of the average daily net assets of Polen’s allocated portion of the Portfolio and a sub-advisory fee of $891,992 with respect to the Portfolio under the Old Agreement. If, during the fiscal year ended December 31, 2025, the assets that were allocated to Polen had been allocated entirely to Westfield and the revised method of calculating the sub-advisory fee (i.e., aggregate assets) had applied, EIM would have paid Westfield a sub-advisory fee rate of 0.34% of the average daily net assets of the Allocated Portion of the Portfolio and a sub-advisory fee of $769,761 with respect to the Portfolio, which would have represented a $122,231 (or approximately a 13.7%) decrease in the amount of the sub-advisory fee paid.

Information Regarding Westfield Capital Management Company, L.P.

The following provides additional information about the New Sub-Adviser.

Westfield, located at One Financial Center, Boston, MA 02111, is a Delaware limited partnership. Westfield is majority owned by WMS Management, LLC, which is the sole managing member of WMS General Partner LLC, the general partner for Westfield. WMS Management, LLC is wholly owned by Westfield’s management team. Monex Group, Inc. has a 20% non-controlling equity interest in Westfield through its affiliate MG AM Holdings, Inc. Founded in 1989, Westfield is registered with the SEC as an investment adviser and provides separate account investment management services for institutions and high net worth individuals. As of June 30, 2026, Westfield had approximately $31.59 billion in assets under management.

Effective on or about June 26, 2026, investment decisions for the Allocated Portion of the Portfolio are made by consensus of Westfield’s Investment Committee, which is chaired by William A. Muggia. Although Westfield’s Investment Committee collectively acts as portfolio manager, Westfield lists the following Investment Committee members, based either on seniority or role within the Investment Committee, as having day-to-day management responsibilities for the Allocated Portion of the Portfolio:

William A. Muggia is President, Chief Executive Officer, and Chief Investment Officer of Westfield. In addition to his executive duties, Mr. Muggia chairs Westfield’s Investment Committee and covers market outlook and strategy. Mr. Muggia has been at Westfield since 1994.

Richard D. Lee, CFA, is a Managing Partner and Chief Investment Officer of Westfield. He covers Hardware, Semiconductors, and IT Services. Mr. Lee has been at Westfield since 2004.

Matthew R. Renna, Managing Partner of Westfield, covers Biopharma, and Life Sciences and Tools. Mr. Renna has been at Westfield since 2013.

Edward D. Richardson, Partner of Westfield, covers Aerospace & Defense, Consumer Cyclicals, and Restaurants. Mr. Richardson has been at Westfield since 2014.

Set forth below are the names, titles and principal occupations of the principal executive officers of Westfield. The address of each individual is One Financial Center, Boston, MA 02111.

Name	Title/Responsibilities and Principal Occupation
William A. Muggia	President, Chief Executive Officer, Chief Investment Officer, Management Committee Chair
Richard D. Lee, CFA	Managing Partner, Chief Investment Officer
Matthew R. Renna	Managing Partner
Robert T. Flores	Managing Partner
John M. Montgomery	Managing Partner, Chief Operating Officer
Jenny A. Muller, CFA	Managing Partner, Director of Marketing & Client Service
Kathryn A. Kearney	Partner, Chief Financial Officer, Chief Compliance Officer
Justin M. Moscardelli	Partner, Marketing & Client Service

Monex Group, Inc. has a 20% non-controlling equity interest in Westfield through its affiliate MG AM Holdings, Inc. Listed below are the names and titles of Monex Management Committee Representatives. The address of each representative is ARK Mori Building 25F 1-12-32 Akasaka, Minato-ku, Tokyo 107-6025, Japan.

Name	Title/Responsibilities and Principal Occupation
Takashi Oyagi	Executive Officer, Chief Financial Officer
Hajime Sato	Executive Officer

For its services to the Portfolio, Westfield receives a sub-advisory fee based on the aggregate assets of the Allocated Portion of the Portfolio and Westfield’s allocated portion of the Multimanager Aggressive Equity Portfolio (together, the “Large Cap Growth Portfolios”) as follows: 0.40% of the Large Cap Growth Portfolios’ average daily net assets up to and including $200 million, and 0.30% of the Large Cap Growth Portfolios’ average daily net assets in excess of $200 million. EIM (and not the Portfolio) is responsible for the payment of the sub-advisory fee to Westfield.

Information with respect to the sub-advisory fees charged by Westfield to comparable funds subject to the 1940 Act that it sub-advises is provided in Appendix A to this Information Statement.

Portfolio Transactions

To the extent permitted by law and in accordance with procedures established by the Trust’s Board, each series of the Trust may engage in brokerage transactions with brokers that are affiliates of the Adviser or the Sub-Advisers, with brokers that are affiliates of such brokers, or with unaffiliated brokers that trade or clear through affiliates of the Adviser or the Sub-Advisers. For the fiscal year ended December 31, 2025, the Portfolio paid $16,348 in brokerage commissions to Bernstein Institutional Services, LLC, an affiliate of the Adviser, representing 3.38% of the Portfolio’s total brokerage commissions.

Control Persons and Principal Holders

Equitable Financial Life Insurance Company (“Equitable”), the parent company of EIM, may be deemed to be a control person with respect to the Trust by virtue of its ownership of a substantial majority of the Trust’s shares as of June 30, 2026. EIM is organized as a Delaware limited liability company and is an indirect, wholly-owned subsidiary of Equitable. Equitable is an indirect, wholly-owned subsidiary of Equitable Holdings, Inc., which is a publicly owned company. As a “series” type of mutual fund, the Trust issues separate series of shares of beneficial interest with respect to each portfolio of the Trust. As of June 30, 2026, the Trustees and officers of the Trust owned, or were entitled to provide voting instructions in the aggregate with respect to, less than one percent of the shares of the Portfolio.

As of June 30, 2026, no shareholders were deemed to own beneficially more than five percent of the outstanding shares of any class of shares of the Portfolio.

Outstanding Shares

The outstanding shares of each class of the Portfolio as of June 30, 2026, are set forth below:

	Class IA	Class IB	Class K
EQ/Large Cap Growth Managed Volatility Portfolio	N/A	131,966,275.62	1,186,512.85

N/A - This class of shares is not offered.

Appendix A

The chart below provides information regarding the sub-advisory fees charged by Westfield to comparable funds subject to the 1940 Act that it sub-advises.

Name of Fund	Net Assets (as of June 30, 2026)	Sub-Advisory Fee Rate (as a % of average daily net assets)
Multimanager Aggressive Equity Portfolio (allocated portion)	$328 million

0.40% per annum on the average daily net assets up to $200 million; 0.30% per annum on the average daily net assets in excess of $200 million.

(average daily net assets include Westfield’s allocated portions of the EQ/Large Cap Growth Managed Volatility Portfolio and the Multimanager Aggressive Equity Portfolio)

U.S. closed-end mutual fund (multi-managed)	$132 million	0.40% on the first $300 million; 0.36% on the balance.

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